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                                                                    Exhibit 99.1

For Immediate Release
For More Information Contact:

Xavier Hermosillo, Corporate Communications and Investor Relations:
Midwest/East -- Call (312) 645-0445  --  West Coast -- Call (310) 832-2999


                                METAL MANAGEMENT
                                   ANNOUNCES
             COMPLETION OF ACQUISITION OF HOUSTON COMPRESSED STEEL

Chicago, IL -- January 9, 1998 -- Metal Management, Inc. (NASDAQ symbol-MTLM) ("Metal Management") today announced that it has completed its acquisition of Houston Compressed Steel Corp. ("Houston Compressed"), making it the third Houston-area acquisition for MTLM.

The transaction has been structured as a tax-free merger. The shareholders of Houston Compressed received 253,176 shares of Metal Management common stock. In addition, Jack Segal, who currently serves as President of Houston Compressed, and his son, Howard, currently the Vice President and General Manager, have received warrants to purchase an aggregate of 45,000 shares of Metal Management common stock.

The Segals have entered into multi-year employment agreements with Houston Compressed Steel, which is now a wholly-owned subsidiary of Metal Management. It will operate as part of the Gulf States region which is under the direction of the Proler Southwest operations in Houston.

Houston Compressed, which has estimated annualized gross revenues of $15-million, is a 56-year-old, third generation, family-owned operation. Houston Compressed is involved in the dismantling of steel mills and chemical plants, the scrapping of barges and other vessels, and has a strong non-ferrous processing operation. It was founded in 1941 by Jack Segal's father-in-law, Sidney Byer, recognized as an early pioneer and innovator in the metal recycling industry.

"We're very happy to be part of this team," said Jack Segal. "It's something we've looked forward to for a long time. We feel Metal Management and the Proler Southwest folks are people that can really get things moving. We're excited about where this region is headed."

"We have worked with the Prolers in the past and we know each other well," said Howard Segal. "We will now be able to do things we've never seen before in the scrap industry. We bring the ability to serve customers in a way that provides better service delivery options."

Bill Proler, President of Proler Southwest, said "Jack and Howard Segal bring decades of experience to our Metal Management team. Their expertise in running Houston Compressed Steel will now carry over into their new duties with our Gulf States region and I'm thrilled to have them on our team."

Daniel B. Burgess, Executive Vice President of Metal Management, said "The acquisition of Houston Compressed Steel solidifies and enhances our strong position in the Houston area and the Gulf States region. This now makes us the metal recycling leader in the Houston marketplace."


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Metal Management, Inc., headquartered in Chicago, is a fast-growing consolidator of the scrap metal recycling industry. The MTLM family of companies includes Cozzi Iron & Metal, Inc. of Chicago, one of the largest scrap metal operations in the U.S., Proler Southwest, Inc. of Houston, Texas, a leading recycler of industrial ferrous scrap on the Houston Ship Channel, the Isaac Group of Companies of Toledo, one of the world's largest briquetting operations, Reserve Iron & Metal L.P. of Cleveland and Chicago, a major ferrous metal-breaking operation, the MacLeod Group of Companies in Los Angeles, a major wire chopper and processor, HouTex Metals Company, a significant supplier of ferrous metals to minimills, which is located on the Houston Ship Channel, EMCO Recycling of Phoenix, one of the largest scrap metal recyclers in Arizona, and Kankakee Scrap Corp., a Chicago area scrap recycler.

Metal Management also has several acquisitions pending. The Company has signed binding letters of intent or letters of intent to acquire Superior Forge, Inc. of Huntington Beach, California, Salt River Recycling, L.L.C. of Phoenix, Arizona, Goldin Industries of Gulfport, Mississippi, PerlCo, L.L.C. of Memphis, Tennessee, Aerospace Metals, Inc. of Hartford, Connecticut, the Yonack and Gold Metal Group of Companies in Dallas, with scrap metal operations throughout Texas and in Arkansas, and Chicago-area scrap metal recyclers Accurate Iron & Metal Co., 138 Scrap Inc., and Katrick Inc.

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect the Company's current expectations regarding the future profitability of the Company and its subsidiaries and the benefits to be derived from the Company's execution of the Company's industry consolidation strategy. As discussed in the Company's annual report for the period ended March 31, 1997, its quarterly reports for the periods ended June 30, 1997 and September 30, 1997, and its proxy statement dated November 20, 1997, some of the factors which could affect the Company's performance include, among other things: possible inability to replace short term financing with longer term capital commitments, possible inability to obtain capital through debt and/or equity placements sufficient to fund cash requirements under acquisition and merger agreements, risk of expansion strategy, cyclicality of operating results, price fluctuations, existing and future debt of the Company, competition in the scrap metal industry, immediate and future capital requirements, substantial leverage, reliance on management and principal stockholders, and environmental matters.